As filed with the Securities and Exchange Commission on September 21, 2012

Registration No. 333- 132881

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 3 to

FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Aventine Renewable Energy Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2869	05-0569368
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Aventine Renewable Energy Holdings, Inc.
One Lincoln Centre
5400 LBJ Freeway, Suite 450

Dallas, TX 75240
Telephone: (214) 451-6750

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Calvin Stewart
Chief Financial Officer
Aventine Renewable Energy Holdings, Inc.
One Lincoln Centre
5400 LBJ Freeway, Suite 450

Dallas, TX 75240
Telephone: (214) 451-6750

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies To:

Ackneil M. Muldrow, III

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Telephone: (212) 872-1000

Approximate date of commencement of proposed sale to the public: Not Applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Deregistration of Securities; Termination of Registration Statement

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 3 (the “Amendment”) to Registration Statement on Form S-1 (File No. 333-132881) filed on March 31, 2006, as amended (the “Registration Statement”), is filed to deregister the securities remaining unsold under the Registration Statement as described below.

A total of 20,881,025 shares of common stock, par value $0.001 per share (the “Common Stock”), of Aventine Renewable Energy Holdings, Inc. (the “Company”) were registered by the Registration Statement  for sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), which Selling Stockholders acquired such shares of Common Stock in private equity placements. The Company registered the offer and sale of the shares of Common Stock held by the Selling Stockholders to satisfy registration rights the Company granted to the Selling Stockholders.

On April 7, 2009, the Company and its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  As previously disclosed, on February 24, 2010, the Bankruptcy Court entered an order confirming the Debtors’ Joint Plan of Reorganization (the “Bankruptcy Plan”).  As contemplated by the Bankruptcy Plan, all then existing shares of Common Stock, including the shares of Common Stock held by the Selling Stockholders, were cancelled as of the effective date of the Bankruptcy Plan.  In addition, no sales of Common Stock have been made under the Registration Statement after 2007.  Therefore, this Amendment is being filed to terminate the effectiveness of the Registration Statement and to deregister, as of the effective date of this Amendment, all securities registered but not sold under the Registration Statement as of the filing of this Amendment.

S I G N A T U R E S

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 21 day of September, 2012.

AVENTINE RENEWABLE ENERY HOLDINGS, INC.

By:	/s/ Calvin Stewart
Calvin Stewart, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and
/s/ John W. Castle	Director	September 21, 2012
John W. Castle	(Principal Executive Officer)

/s/ Calvin Stewart	Chief Financial Officer	September 21, 2012
Calvin Stewart	(Principal Financial Officer and Principal Accounting Officer)

/s/ Eugene I. Davis	Chairman of the Board of	September 21, 2012
Eugene I. Davis	Directors

/s/ Timothy J. Bernlohr	Director and Chairman of the	September 21, 2012
Timothy J. Bernlohr	Compensation Committee

/s/ Kurt M. Cellar	Director and Chairman of the	September 21, 2012
Kurt M. Cellar	Audit Committee

/s/ Douglas Silverman	Director	September 21, 2012
Douglas Silverman

/s/ Carney Hawks	Director	September 21, 2012
Carney Hawks

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